                                                                    Exhibit 10.5

                                                                  EXECUTION COPY

                            [Platinum US Letterhead]

                                                                   June 24, 2004

Ms. H. Elizabeth Mitchell
107 West 89th Street
Apt. 2B
New York, New York 10024

Dear Liz:

            Reference is made to the letter agreement dated October 14, 2002, from St. Paul Re, Inc. to you ( the "First Letter Agreement"), which has been assigned to Platinum Underwriters Reinsurance, Inc., a Maryland corporation ("Platinum"). I am writing this letter (the "Letter Agreement") to confirm our understanding regarding the additional benefits to which you will be entitled upon your separation from employment with Platinum. This Letter Agreement is intended to supplement the First Letter Agreement.

            1. Termination of Employment.

            (a) Termination for Good Reason or Without Cause. If you terminate your employment for "Good Reason" (as defined below) or if your employment is terminated by Platinum without "Cause," (as defined below) you will receive, immediately upon the effectiveness of any such termination, a lump sum cash payment equal to the sum of (i) one year's base salary and target bonus, and
(ii) any earned but unpaid base salary or other amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's otherwise applicable employee benefit plans or programs) accrued and owing through the date of termination. The foregoing payment will be conditioned upon you executing and honoring a standard waiver and release of claims in favor of Platinum in a form determined by Platinum.

      (b) Termination Other than for Good Reason; Termination for Cause. If you terminate your employment other than for Good Reason or if your employment is terminated by Platinum for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination.

            (c) Death or Disability. Upon the termination of your employment on account of your death or Disability, you or your beneficiaries will receive
(i) any unpaid base salary through the date of termination plus a pro-rata portion through the date of termination of your target bonus for the year of termination, and (ii) all other unpaid amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination.

                                                                  EXECUTION COPY

   (d)   Definitions.

      (i) Cause. For purposes of this Letter Agreement, "Cause" means (i) your willful and continued failure to substantially perform your duties as Executive Vice President and Chief Operating Officer of Platinum; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with Platinum or its subsidiaries, or other willful act that materially damages the reputation of Platinum or its subsidiaries.

      (ii) Good Reason. For purposes of this Letter Agreement, "Good Reason" means (i) Platinum reduces your base salary or your target bonus without your express written consent; (ii) Platinum reduces the scope of your duties, responsibilities or authority without your express written consent; (iii) Platinum requires you to report to anyone other than the President; (iv) Platinum requires you to be principally based other than in Platinum's offices in New York; or (v) Platinum breaches any other material provision of this Letter Agreement or the First Letter Agreement; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to Platinum in writing, then such reduction, transfer or change shall not constitute "Good Reason" hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction described above.

      (iii) Disability. For purposes of this Letter Agreement, "Disability" means a termination of your employment by Platinum if you have been rendered incapable of performing your duties to Platinum by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (i) six or more consecutive months from the first date of your absence due to the disability or
(ii) nine or more months during any twelve-month period.

            2.    Miscellaneous Provisions.

            (a) This Letter Agreement may not be amended or terminated without the prior written consent of you and Platinum. This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

            (b) This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. All disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party's costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are the

                                                                  EXECUTION COPY

prevailing party in the award entered in such arbitration, in which case, all such costs and expenses shall be borne by Platinum.

            (c) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement regarding severance payments that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

            This Letter Agreement is intended to be a binding obligation upon Platinum and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to me for Platinum's records.

                                      PLATINUM UNDERWRITERS REINSURANCE, INC.

                                      By: /s/ Michael D. Price
                                          -----------------------------------
                                          Michael D. Price
                                          President

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/ H. Elizabeth Mitchell
------------------------------------
H. Elizabeth Mitchell

Dated as of June 24, 2004